EXHIBIT 99(a)

Admiralty Bancorp announces that Admiralty Bank has exceeded $300 million in Assets.

Palm Beach Gardens, Florida, January 10, 2001.....

Admiralty Bancorp, Inc., (NADSDAQ NM:AAABB) parent company of Admiralty Bank announced today that, as of the end of the year 2000, the bank exceeded $300 million in total assets. The bank had $140 million in assets just one year ago. During 2000, the bank expanded in the Melbourne and Orlando markets. The Melbourne office, in Brevard County, Florida, opened in March, 2000 and developed over $32 million in deposits by year-end. A second office in Brevard County is planned in Cocoa Beach for 2001. The Orlando temporary office opened in September, 2000 and reached almost $50 million in deposits by year-end. Two additional offices are planned for the Orlando area in 2001.

In addition, the bank closed over $183 million in new loans during 2000, of which $34 million was in the Melbourne area and $71 million was in the Orlando area.

Mr. Ward Kellogg, President and CEO of Admiralty Bancorp, Inc. stated "The Board of Directors and staff of Admiralty Bank continue to be very pleased with the growth of our customer base and the wide acceptance of our products and services in our markets. Our team of expert veteran bankers led by Larry Roselle in Brevard County and Randy Burden in Orlando have been a very exciting addition to our existing team. Admiralty Bank has done an outstanding job of positioning itself to gain tremendous market share again in 2001. We look forward to releasing our complete 2000 year-end results very soon."

Admiralty Bancorp, Inc. is the parent company for Admiralty Bank, a Florida chartered commercial bank operating through its main office in Palm Beach Gardens, Florida and five branch offices located in Boca Raton, Juno Beach, Jupiter, Melbourne, and Orlando, Florida. The Bank is a full service financial institution, catering to the needs of businesses, professionals, and private banking clients.

"Safe Harbor" Statement under the Private Securities Litigation Reform act of 1995: Certain of these statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including the uncertainties inherent in the process of auditing and making end-of-year adjustments to a corporation's financial statements. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.